Exhibit 99.1

Avenue Financial Holdings, Inc. Shareholders Approve Merger with Pinnacle Financial Partners, Inc.

Transaction Valued at $206 Million

Closing Expected on or about July 1, 2016

NASHVILLE, Tenn.--(BUSINESS WIRE)--June 21, 2016--Avenue Financial Holdings, Inc. (Nasdaq: AVNU) (“Avenue Financial” or “the Company”) announced that its shareholders approved the proposed merger with Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) (“Pinnacle”) at its special shareholders’ meeting held today. Subject to the satisfaction of the remaining closing conditions contained in the merger agreement between Avenue Financial and Pinnacle, the merger is expected to close on or about July 1, 2016.

In comments made at the meeting, Ronald L. Samuels, Chairman and Chief Executive Officer, stated, “Avenue Financial’s shareholders overwhelmingly approved the merger with Pinnacle Financial Partners. We are very excited about our proposed merger with Pinnacle and realizing our goals of building shareholder value while providing our clients with a broader array of banking services than we could have as an independent company.

“We believe this transaction brings together Nashville’s two best locally owned banks. We are very appreciative of the great team we have at Avenue Financial and look forward to working with them at Pinnacle. Since our founding in 2006, we have focused on delivering sophisticated banking services to our clients with a personal touch. By partnering with Pinnacle, we expect to deliver the same outstanding service, creativity and passion for client service, and commitment to Nashville that our clients have come to expect from our team at Avenue Financial,” concluded Samuels.

Under the terms of the merger agreement, Avenue shareholders will receive 0.36 shares of Pinnacle’s common stock and $2.00 in cash for every Avenue share of common stock owned as of the effective date of the merger. All fractional shares will be cashed out based on the average 10-day closing price of Pinnacle common stock as of the business day immediately preceding the closing date. Additionally, Avenue’s outstanding stock options will be fully vested immediately prior to consummation of the merger pursuant to Avenue’s stock option plan, and all outstanding Avenue options that are unexercised prior to the closing will be cashed out for a payment equal to the difference between $20 and the option’s exercise price. At closing, and assuming all outstanding Avenue options are cashed out as of the merger date, Avenue shareholders will own approximately 8.2 percent of the combined firm on a fully diluted basis.

The transaction is currently valued at approximately $205.8 million based on Pinnacle’s 10-day average closing price through June 20, 2016, and is comprised of stock consideration of approximately 3.7 million shares of PNFP common stock and $22.9 million in cash. In addition to the merger consideration, Pinnacle will assume $20.0 million of subordinated debt previously issued by Avenue.

Pinnacle, with 44 offices in and around Nashville, Knoxville, Memphis and Chattanooga, reported total assets of $9.3 billion and total deposits of nearly $7.0 billion as of March 31, 2016. The proposed merger with Avenue Financial is expected to result in a combined financial institution with over $10.5 billion in total assets and $8.0 billion in total deposits.

About Avenue Financial Holdings, Inc.

Avenue Financial Holdings, Inc., headquartered in Nashville, Tennessee, was formed as a single-bank holding company in 2006 and operates primarily through its subsidiary, Avenue Bank. The Company’s operations are concentrated in the Nashville MSA, with the vision of building Nashville’s signature bank and serving clients who value creativity, expertise, and an exceptional level of personal service. Avenue Bank embodies Nashville’s creative spirit - redefining how clients experience banking through a unique “Concierge Banking” model. The bank provides a wide range of business and personal banking services, including mortgage loans, with a special emphasis on Commercial, Private Client, Healthcare, and Music & Entertainment banking. The Company serves clients through five locations (a corporate headquarters and four retail branches), a limited deposit courier service (mobile branch) for select commercial clients, and mobile and online banking services. The Company’s stock is traded on the NASDAQ Global Select Market under the ticker symbol “AVNU.”

About Pinnacle

Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to more than $9.3 billion in assets at March 31, 2016. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in the state’s four largest markets, Nashville, Memphis, Knoxville and Chattanooga, as well as several surrounding counties.

Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “should,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle or Avenue to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the merger with Avenue may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with Avenue with customers, suppliers or employee relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Avenue, (4) the risk of successful integration of Avenue’s business with Pinnacle’s business, (5) the amount of the costs, fees, expenses and charges related to the merger, (6) reputational risk and the reaction of the parties’ customers to the proposed merger, (7) the failure of the closing conditions to be satisfied, (8) the risk that the integration of Avenue’s operations with Pinnacle’s will be materially delayed or will be more costly or difficult than expected, (9) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (10) the dilution caused by Pinnacle’s issuance of additional shares of its common stock in the merger and (11) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle’s and Avenue’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle and Avenue disclaim any obligation to update or revise any forward-looking statements contained in this release which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

CONTACT:
Avenue Financial Holdings, Inc.
Barbara J. Zipperian, 615-736-7786
Chief Financial Officer